Exhibit 4.3

GOODRICH PETROLEUM CORPORATION

MANAGEMENT INCENTIVE PLAN

SECTION 1. Purpose of the Plan.

The Goodrich Petroleum Corporation Management Incentive Plan (the “Plan”) is intended to promote the interests of Goodrich Petroleum Corporation, a Delaware corporation (the “Company”), by providing a means by which Employees, Consultants and Directors may acquire or increase their equity interest in the Company and may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. The Plan is also contemplated to enhance the ability of the Company and its Subsidiaries to attract and retain the services of individuals who are essential for the growth and profitability of the Company.

SECTION 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

“Award” shall mean an Option, Restricted Stock, Performance Award, Phantom Share, Stock Payment, or SAR.

“Award Agreement” shall mean any written or electronic agreement, contract, instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

“Board” shall mean the Board of Directors of the Company, as constituted from time to time.

“Business Day” means any day, excluding Saturdays, Sundays, or “legal holidays” (as defined in Federal Rules of Bankruptcy Procedure Rule 9006(a)), on which commercial banks are open for business in New York, New York.

“Change of Control” shall mean a change of control event as defined in the regulations and guidance issued under Section 409A of the Code.

“Chapter 11 Plan” means the joint plan of reorganization under Chapter 11 of the Bankruptcy Code of Goodrich Petroleum Company, L.L.C. and the Company, taken together with the joint plan supplement and all exhibits and schedules annexed thereto or referenced therein, as may be amended, modified or supplemented from time-to-time.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

“Committee” shall mean the administrator of the Plan in accordance with Section 3, and shall include reference to any committee of the Board designated, from time to time, by the Board to act as the Committee under the Plan or the Board, as applicable.

“Consultant” shall mean any individual who is not an Employee or a member of the Board and who provides consulting, advisory or other similar services to the Company or a Subsidiary.

“Director” shall mean any member of the Board who is not an Employee.

“Effective Date” means the first Business Day on which all the conditions to consummation of the Chapter 11 Plan have been satisfied in full or waived as permitted thereunder, and the Chapter 11 Plan becomes effective.

“Employee” shall mean any employee of the Company or a Subsidiary or a parent corporation.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any specified date after the Effective Date, (i) if the Common Stock is listed on a national securities exchange, the closing sales price of the Common Stock, as reported on the stock exchange composite tape on that date (or if no sales occur on that date, on the last preceding date on which such sales of the Common Stock are so reported); (ii) if the Common Stock is not traded on a national securities exchange but is traded over the counter at the time a determination of its fair market value is required to be made under the Plan, the average between the reported high and low bid and asked prices of Common Stock on the most recent date on which Common Stock was publicly traded; or (iii) in the event Common Stock is not publicly traded at the time a determination of its value is required to be made under the Plan, the amount shall be determined in good faith by the Committee.

“Initial Notes” means the $40.0 million of 13.5% convertible senior secured second lien notes of the Company issued pursuant to the indenture, dated the date hereof, among the Company, the guarantors named therein, and Wilmington Trust, National Association, as trustee, without giving effect to any amendments, modifications, restatements or supplements thereto.

“Non-Qualified Stock Option” or “NQO” or “Option” shall mean an option granted under Section 6(a) of the Plan.

“Participant” shall mean any Employee, Consultant or Director granted an Award under the Plan.

“Performance Award” shall mean any right granted under Section 6(c) of the Plan.

“Performance Criteria” shall mean the following business criteria with respect to the Company, any Subsidiary or any division, or operating unit: oil and/or gas reserves, production volumes, finding and development costs, net income (either before or after interest, taxes, depreciation and/or amortization), revenue, operating earnings, cash flow, cash flow return on capital, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, gross or net profit margin, productivity, expense, margins, cost reductions, controls or savings, operating efficiency, working capital, strategic initiatives, economic value added, earnings per share, earnings per share from operations, price per share of stock, market share, or any other criteria selected by the Committee, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

“Person” shall mean individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Phantom Shares” shall mean an Award of the right to receive Shares, cash equal to the Fair Market Value of such Shares or any combination thereof, in the Committee’s discretion, which is granted pursuant to Section 6(d) of the Plan.

“Restricted Period” shall mean the period established by the Committee with respect to an Award during which the Award either remains subject to forfeiture, is subject to restrictions or is not exercisable by the Participant.

“Restricted Stock” shall mean any Share, prior to the lapse of restrictions thereon, granted under Section 6(b) of the Plan.

“SAR” shall mean a stock appreciation right granted under Section 6(e) of the Plan that entitles the holder to receive the excess of the Fair Market Value of a Share on the relevant date over the exercise price of such SAR, with the excess paid in cash and/or in Shares in the discretion of the Committee.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Shares” or “Common Shares” or “Common Stock” shall mean the common stock of the Company and such other securities or property as may become the subject of Awards under the Plan.

“Stock Payment” means a payment in the form of Shares.

“Subsidiary” shall mean any entity (whether a corporation, partnership, joint venture, limited liability company or other entity) in which the Company owns a majority of the voting power of the entity directly or indirectly.

“UCC Warrants” means warrants equal to an aggregate of 10% of the New Goodrich Equity Interests (as defined in the Chapter 11 Plan) issued to the holders of Unsecured Notes Claims and General Unsecured Claims (each as defined in the Chapter 11 Plan) pursuant to the warrant agreement, dated the date hereof, among the Company and American Stock Transfer & Trust Company, LLC, without giving effect to any amendments, modifications, restatements or supplements thereto.

SECTION 3. Administration.

(a) The Committee. The Plan shall be administered by the Compensation Committee of the Board (or any other committee of the Board designated, from time to time, by the Board to act as the Committee under the Plan). Notwithstanding the foregoing, Awards made to Directors shall be administered by the Board. The term “Committee” as used herein shall refer to the Compensation Committee (or other Board committee), or the Board, as applicable.

(b) Committee Powers. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority after the Effective Date to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary, any Participant, any holder or beneficiary of any Award, any stockholder and any other Person.

SECTION 4. Shares Available for Awards.

(a) Shares Available. Subject to adjustment as provided below, the number of Shares granted and to be issued initially under the Plan shall be 1,000,000 Shares, representing 8% of the outstanding fully diluted Shares as of the Effective Date (the “Exit Awards”) which shall be granted on the Effective Date. The Exit Awards will be divided into 728,261 primary Exit Awards (the “Primary Exit Awards”) and 271,739 secondary Exit Awards (the “Secondary Exit Awards”). 62.5% of the Primary Exit Awards will be issued in the form of Stock Payments and such Awards will be fully vested and nonforfeitable as of the date of issuance of the Awards. 37.5% of the Primary Exit Awards will be issued in the form of Restricted Stock vesting in substantially equal installments on the first, second and third anniversaries of the Effective Date. The Secondary Exit Awards will be unvested and subject to forfeiture. The Primary Exit Awards constituting Restricted Stock will be subject to the terms and conditions of an Award Agreement substantially in the form attached to the Plan as Exhibit A. If an Award of Restricted Stock is forfeited or cancelled or an Award otherwise lapses, expires, terminates or is canceled without the actual delivery of Shares or is settled in cash, then the Shares covered by such Award, to the extent of such forfeiture, expiration, lapse, termination or cancellation, shall again be Shares that may be issued with respect to Awards granted under the Plan. In addition, Shares tendered or withheld by the Company to satisfy tax withholding, including tax withholding with respect to Restricted Stock, exercise price or other payment obligations shall be available for issuance under future Awards if not sold to satisfy the tax withholding. The Committee will determine the number of additional Shares to be granted after the Effective Date to Employees, Consultants and Directors as part of the Company’s long term incentive plan pursuant to the Plan.

(b) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

(c) Adjustments. In the event of a stock dividend or stock split with respect to Shares, the number of Shares with respect to which Awards may be granted, the number of Shares subject to outstanding Awards and the grant or exercise price with respect to outstanding Awards automatically shall be proportionately adjusted, without action by the Committee; provided, however, such automatic adjustment shall be evidenced by written addendums to the Plan and Award Agreements prepared by the Company and, with respect to Options, shall be in accordance with the Treasury Regulations promulgated pursuant to Section 409A of the Code. Further, in the event that the Committee determines that any distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, reorganization, merger, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(d) Secondary Exit Awards. Notwithstanding anything else in this Plan or any Award Agreement, no Secondary Exit Award will be entitled to any antidilution protection under section 4(c) or 8(d) of the Plan or otherwise pursuant to the Plan or any Award Agreement. Notwithstanding anything else in this Plan or any Award Agreement, Secondary Exit Awards will vest only and exclusively upon the exercise of any Initial Note or UCC Warrants for Shares and only to the extent necessary to provide for a pro rata adjustment of such Exit Awards, which adjustment shall be administered by the Committee. Adjustments will be made quarterly, within 185 days of the exercise of any Initial Note or UCC Warrant. Secondary Exit Awards may be forfeited, expired, lapsed, terminated or cancelled similar to any other award under this Plan or the applicable Award Agreement. No vesting will occur upon any Secondary Exit Awards that have been forfeited, expired, lapsed, terminated, cancelled or sold by such Employee, Consultant or Director prior to the date of such adjustment.

SECTION 5. Eligibility.

Any Employee, Consultant or Director shall be eligible to be designated a Participant by the Committee. No individual shall have any right to be granted an Award pursuant to this Plan.

SECTION 6. Awards.

(a) Options. Subject to the provisions of the Plan, the Committee shall have the authority to determine Participants to whom Options shall be granted, the number of Shares to be covered by each Option, the purchase price therefor and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(1) Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee at the time the Option is granted, but shall not be less than the Fair Market Value per Share on the effective date of such grant.

(2) Time and Method of Exercise. The Committee shall determine and provide in the Award Agreement or by action subsequent to the grant the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms (which may include, without limitation, cash, check acceptable to the Company, Shares already-owned for more than six months (unless such holding requirement is waived by the Committee), Shares issuable upon Option exercise, a “cashless-broker” exercise (through procedures approved by the Committee), other securities or other property, a note, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) in which payment of the exercise price and tax withholding obligation with respect thereto may be made or deemed to have been made. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may vest and be exercised. No portion of an Option which is unexercisable at termination of the Participant’s employment or service, as applicable, shall thereafter become exercisable, except as may be otherwise provided by the Committee either in the Award Agreement or by action following the grant of the Option.

(b) Restricted Stock. After the Effective Date and subject to the provisions of the Plan, the Committee shall have the authority to determine the Participants to whom Restricted Stock shall be granted pursuant to the Company’s long term incentive plan, the number of Shares of Restricted Stock to be granted to each such Participant, the duration of the Restricted Period during which, and the conditions, including the Performance Criteria or other specified criteria, including the passage of time, if any, under which the Restricted Stock may vest or be forfeited to the Company, and the other terms and conditions of such Awards.

(1) Dividends. Dividends paid on Restricted Stock may be paid directly to the Participant, may be subject to risk of forfeiture and/or transfer restrictions during any period established by the Committee or sequestered and held in a bookkeeping cash account (with or without interest) or reinvested on an immediate or deferred basis in additional shares of Common Stock, which credit or shares may be subject to the same restrictions as the underlying Award or such other restrictions, all as determined by the Committee in its discretion, as provided in the Award Agreement.

(2) Registration. Any Restricted Stock may be evidenced in such manner as the Committee shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(3) Forfeiture and Restrictions Lapse. Except as otherwise determined by the Committee or the terms of the Award Agreement, upon a Participant’s termination of employment or service (as determined under criteria established by the Committee) for any reason during the applicable Restricted Period, all Restricted Stock shall be forfeited by the Participant and re-acquired by the Company. The Committee may waive in whole or in part any or all remaining restrictions with respect to such Participant’s Restricted Stock. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the holder of Restricted Stock promptly after the applicable restrictions have lapsed or otherwise been satisfied.

(4) Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, restrictions on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. During the Restricted Period, Restricted Stock will be subject to such limitations on transfer as necessary to comply with Section 83 of the Code.

(c) Performance Awards. The Committee shall have the authority to determine the Participants who shall receive Performance Awards, which shall be denominated as a cash amount at the time of grant and confer on the Participant the right to receive all or part of such Award upon the achievement of such performance goals, length of service or other specified criteria during such period as the Committee shall establish with respect to the Award.

(1) Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the goals or criteria to be achieved during any period, the length of any performance period and the amount of any Performance Award.

(2) Payment of Performance Awards. Performance Awards shall be paid (in cash and/or in Shares, in the sole discretion of the Committee) in a lump sum following the close of the performance period.

(3) Forfeiture and Restrictions Lapse. Except as otherwise determined by the Committee or the terms of the Award Agreement that granted the Performance Award, upon a Participant’s termination of employment or service, as applicable (as determined under criteria established by the Committee) for any reason during the applicable period, all Performance Awards shall be forfeited by the Participant and re-acquired by the Company. The Committee may waive in whole or in part any or all remaining restrictions with respect to such Participant’s Performance Award. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the holder of Performance Awards promptly after the applicable restrictions have lapsed or otherwise been satisfied.

(d) Phantom Shares. The Committee shall have the authority to grant Awards of Phantom Shares to Participants upon such terms and conditions as the Committee may determine.

(1) Terms and Conditions. Each Phantom Share Award shall constitute an agreement by the Company to issue or transfer a specified number of Shares or pay an amount of cash equal to the Fair Market Value of a specified number of Shares, or a combination thereof to the Participant in the future, subject to the fulfillment during the Restricted Period of such conditions, including those linked to the Performance Criteria or other specified criteria, including the passage of time, if any, as the Committee may specify at the date of grant. During the Restricted Period, the Participant shall not have any right to transfer any rights under the subject Award, shall not have any rights of ownership in the Phantom Shares and shall not have any right to vote such shares.

(2) Dividend Equivalents. Any Phantom Share award may provide, in the discretion of the Committee, that any or all dividends or other distributions paid on Shares during the Restricted Period be credited in a cash bookkeeping account (with or without interest) or that equivalent additional Phantom Shares be awarded, which account or Phantom Shares may be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine.

(3) Forfeiture and Restrictions Lapse. Except as otherwise determined by the Committee or set forth in the Award Agreement, upon a Participant’s termination of employment or service (as determined under criteria established by the Committee) for any reason during the applicable Restricted Period, all Phantom Shares shall be forfeited by the Participant. The Committee may, upon or in connection with a Qualifying Event, waive in whole or in part any or all remaining restrictions with respect to such Participant’s Phantom Shares.

(4) Payment of Phantom Shares. Phantom Shares may be paid (in cash and/or in Shares, in the sole discretion of the Committee) in a lump sum or in installments following the close of the Restricted Period, or at such later deferral date elected by the Participant, in accordance with procedures established by the Committee with respect to such Award and pursuant to Section 409A of the Code and the guidance and regulations promulgated thereunder.

(e) SARs. The Committee shall have the authority to determine the Participants to whom SARs shall be granted, the number of Shares to be covered by each SAR, the exercise price and the conditions and limitations applicable to the exercise of the SAR, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan. A SAR may be granted (a) in connection and simultaneously with the grant of an Option, (b) with respect to a previously granted Option, or (c) independent of an Option.

(1) Exercise Price. The exercise price per SAR shall be determined by the Committee at the time the SAR is granted, but shall not be less than the Fair Market Value per Share on the effective date of such grant.

(2) Time of Exercise. The Committee shall determine and provide in the Award Agreement the time or times at which a SAR may be exercised in whole or in part.

(3) Method of Payment. The Committee shall determine, in its discretion, whether the SAR shall be paid in cash, shares of Common Stock or a combination of the two.

(f) Stock Payments. Stock Payments after the Effective Date may be made to Directors, Employees and Consultants in such number of Shares and may be based upon such criteria as may be determined to be appropriate by the Committee in its discretion.

(g) General.

(1) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, any other Award granted under the Plan or any award granted under any other plan of the Company or any Subsidiary. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Subsidiary may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(2) Limits on Transfer of Awards.

(A) Except as provided in paragraph (C) below, each Award, and each right under any Award, shall be exercisable only by the Participant during the Participant’s lifetime, or if permissible under applicable law, by the Participant’s guardian or legal representative as determined by the Committee.

(B) Except as provided in paragraph (C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported prohibited assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary.

(C) To the extent specifically approved in writing by the Committee, an Award may be transferred to immediate family members or related family trusts, limited partnerships or similar entities or other Persons on such terms and conditions as the Committee may establish or approve.

(3) Terms of Awards. The term of each Award shall be for such period as may be determined by the Committee.

(4) Share Certificate. All certificates for Shares or other securities of the Company or any Subsidiary delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(5) Consideration for Grants. Awards may be granted for no cash consideration or for such consideration as the Committee determines including, without limitation, such minimal cash consideration as may be required by applicable law.

(6) Delivery of Shares or other Securities and Payment by Participant of Consideration. No Shares or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including, without limitation, any exercise price or tax withholding) is received by the Company. Such payment may be made by such method or methods and in such form or forms, including, without limitation, cash, Shares, other securities, other Awards or other property, withholding of Shares, cashless exercise with simultaneous sale, or any combination thereof, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares or other property so tendered to the Company, as of the date of such tender, is at least equal to the full amount required to be paid pursuant to the plan or the applicable Award Agreement to the Company.

(h) Performance Based Compensation. The Committee may establish performance goals applicable to those Awards based upon the attainment of such target levels of one or more of the Performance Criteria, over one or more periods of time, which may be of varying and overlapping durations, as the Committee may select. The Performance Criteria shall be subject to adjustment for changes in accounting standards required by the Financial Accounting Standards Board after the goal is established, and, to the extent provided for in the Award Agreement, shall be subject to adjustment for specified significant extraordinary items or events. In this regard, performance goals based on stock price shall be proportionately adjusted for any changes in the price due to a stock split. Performance Criteria may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or any Subsidiary, division, unit or product line thereof. A performance goal need not be based upon an increase or positive result under a Performance Criteria and could, for example, be based upon limiting economic losses or maintaining the status quo. Which Performance Criteria to be used with respect to any grant, and the weight to be accorded thereto if more than one factor is used, shall be determined by the Committee, in its sole discretion, at the time of grant. In determining the amount earned by a Participant, the Committee shall have the right to reduce, eliminate, increase or otherwise modify the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period.

SECTION 7. Amendment and Termination.

Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

(1) Amendments to the Plan. The Board or the Committee may amend, alter, suspend, discontinue, or terminate grants made under the Plan after the Effective Date without the consent of any stockholder, Participant, other holder or beneficiary of an Award, or other Person. Notwithstanding the foregoing, the Plan may not be terminated with respect to an Award that is subject to Section 409A of the Code unless such termination would not result in the Award becoming subject to the additional tax under Section 409A of the Code.

(2) Amendments to Awards. Subject to Paragraph (1) above and Section 3(b), the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change in any Award shall materially adversely affect the rights of a Participant under the Award without the consent of such Participant.

SECTION 8. General Provisions.

(a) No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award, there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards and the terms and conditions of Awards need not be the same with respect to each recipient.

(b) Tax Withholding. The Company or any Subsidiary is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Shares, or other property) of any applicable taxes required to be withheld by the Company or Subsidiary in respect of the Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under the Award and to take such other action as may be necessary in the opinion of the Company to satisfy all of its obligations for the payment of such taxes. In addition, the Committee may provide, in an Award Agreement, that the Participant may pay in cash or direct the Company to satisfy such Participant’s tax withholding obligations through the withholding of Shares otherwise to be acquired upon the exercise or payment of such Award, but only to the extent such withholding does not cause a charge to the Company’s financial earnings.

(c) No Right to Employment or Retention. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary or under any other service contract with the Company or any Subsidiary, or to remain on the Board. Further, the Company or a Subsidiary may at any time dismiss a Participant from employment or terminate any contractual agreement or relationship with any Consultant, free from any liability or any claim under the Plan, with or without cause, unless otherwise expressly provided in the Plan, in any Award Agreement or any other agreement or contract between the

Company or a Subsidiary and the affected Participant. If a Participant’s employer ceases to be a Subsidiary, such Participant shall be deemed to have terminated employment for purposes of the Plan, unless specifically provided otherwise in the Award Agreement.

(d) Change of Control; Unusual Transactions or Events. In the event of any distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, reorganization, merger, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other similar corporate transaction or event or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, or a Change of Control and whenever action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles, the Committee, in its sole discretion and on such terms and conditions as it deems appropriate, either by amendment of the terms of any outstanding Awards or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions:

(1) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 8(d) the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;

(2) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(3) To make adjustments in the number and type of shares of common Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Awards and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(4) To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(5) To provide that the Award cannot vest, be exercised or become payable after such event.

Notwithstanding anything in the Plan or an Award Agreement to the contrary, an Award that is subject to 409A of the Code may only be paid upon a Change of Control to the extent such payment would not be subject to additional taxes imposed under Section 409A of the Code.

(e) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Texas and applicable federal law.

(f) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(g) Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award, permit the exercise of an Award and/or the satisfaction of its tax withholding obligation in the manner elected by the Participant, holder or beneficiary if, acting in its sole discretion, it determines that the issuance of transfer or such Shares or such other consideration, the manner of exercise or satisfaction or the tax withholding obligation might violate any applicable law or regulation, including without limitation, the Sarbanes-Oxley Act, or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded or refused, as the case may be, to the relevant Participant, holder or beneficiary.

(h) No Trust or Fund Created. Neither the Plan nor the Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any Subsidiary.

(i) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be cancelled, terminated, or otherwise eliminated.

(j) Headings. Headings are given to the Section and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the plan or any provision thereof.

SECTION 9. Effective Date of Plan.

The Plan shall become effective as of the Effective Date.

SECTION 10. Term of the Plan.

No Award shall be granted under the Plan after the 10th anniversary of the date this Plan was first adopted. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

Exhibit A

Form of Restricted Stock Award Agreement

GOODRICH PETROLEUM CORPORATION

MANAGEMENT INCENTIVE PLAN

Grant of Restricted Stock

Grantee:

Grant Date:

1.	Grant of Restricted Stock. Goodrich Petroleum Corporation (the “Company”) hereby grants to you [ ] Shares of Restricted Stock (“Restricted Stock”) under the Goodrich Petroleum Corporation Management Incentive Plan (the “Plan”) on the terms and conditions set forth herein and in the Plan, which is incorporated herein by reference as a part of this Agreement. From and after the Grant Date, you shall have the right to receive dividends with respect to the Common Stock underlying the Restricted Stock, to vote the Common Stock underlying the Restricted Shares, and to enjoy all other stockholder rights with respect to the Common Stock underlying the Restricted Stock; provided, that, with respect to the payment of any dividend with respect to shares of Common Stock underlying the Restricted Shares, each such dividend shall be paid no later than the end of the calendar year in which the dividends are paid to the Company’s stockholders of such class of shares generally or, if later, the fifteenth day of the third month following the date dividends are paid to stockholders of such class of shares. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.

2.	Regular Vesting. The shares of Restricted Stock granted hereunder shall be subject to forfeiture as described in Paragraph 3 until the Restricted Stock vests as provide in Paragraph 3 or, as the case may be, on the anniversaries of the above Grant Date as follows:

Grant Date	Cumulative Vested Percentage
1st Anniversary	33 1⁄3%
2nd Anniversary	66 2⁄3%
3rd Anniversary	100%

Further, even after such Restricted Shares become vested, the shares of Common Stock may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities or other applicable law or Company policies as determined by Company on advice of counsel chosen by the Company in its sole discretion. Vesting with respect to a fractional share shall be rounded up to the next whole share.

3.	Events Occurring Prior to Regular Vesting.

(a)	Death or Disability. If, prior to becoming fully vested in the shares of Restricted Stock hereby granted, you cease to be an employee of the Company as a result of your death or a disability that entitles you to benefits under the Company’s long-term disability plan, the shares of Restricted Stock then held by you automatically will become fully vested upon such termination.

(b)	Other Terminations. If you terminate from the Company for any reason other than as provided in Paragraph 3(a), all unvested shares of Restricted Stock then held by you automatically shall be forfeited without payment upon such termination.

(c)	Change of Control. All outstanding shares of Restricted Stock held by you at the time of a Change of Control automatically shall become fully vested upon the Change of Control.

For purposes of this Agreement, your employment with a parent or Subsidiary of the Company shall be deemed to be employment with the Company. Any Restricted Stock forfeited under this Paragraph 3 shall automatically revert to the Company and become canceled. Any certificate(s) representing Restricted Stock that include forfeited shares shall only represent that number of shares of Restricted Stock that have not been forfeited hereunder. Upon the Company’s request, you agree for yourself and any other holder(s) to tender to the Company any certificate(s) representing shares of Restricted Stock that include forfeited shares for a new certificate representing only the unforfeited number of shares of Restricted Stock.

4.	Stock Certificates; Escrow of Restricted Stock. The Company shall evidence the Restricted Stock in the manner that it deems appropriate. The Company may issue in your name a certificate or certificates representing the Restricted Stock and retain that certificate or those certificates until the restrictions on such shares of Restricted Stock expire as contemplated in Paragraphs 2 or 3 of this Agreement or the Restricted Stock is forfeited as described in Paragraph 3 of this Agreement. If the Company certificates the Restricted Stock, you shall execute one or more stock powers in blank for those certificates and deliver those stock powers to the Company. The Company shall hold the Restricted Stock and the related stock powers pursuant to the terms of this Agreement, if applicable, until such time as (a) a certificate or certificates for the shares of Restricted Stock are delivered to you, (b) the Restricted Stock is otherwise transferred to you free of restrictions, or (c) the Restricted Stock is canceled and forfeited pursuant to this Agreement. The Company may issue to you a receipt evidencing the certificates held by it which are registered in your name. In addition to any other legends that may be required by applicable law or otherwise, each such stock certificate shall bear the legends substantially as follows:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS (INCLUDING FORFEITURE AND

RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE RESTRICTED STOCK AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER OF SUCH SHARES AND GOODRICH PETROLEUM CORPORATION. COPIES OF THE RESTRICTED STOCK AWARD AGREEMENT ARE ON FILE IN THE OFFICE OF THE SECRETARY OF GOODRICH PETROLEUM CORPORATION, LOCATED AT 801 LOUISIANA ST, SUITE 700, HOUSTON, TEXAS 77002.

The legend shall not be removed from the certificate evidencing the Restricted Stock until such time as the restrictions thereon have lapsed.

5.	Limitations Upon Transfer. The Restricted Stock granted under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

6.	Compliance with Securities Laws. Notwithstanding any provision of this Agreement to the contrary, the issuance of Common Stock (including the Restricted Shares) will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Common Stock may then be listed. No Common Stock will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. The Company may require you, as a condition of receiving the Common Stock, to give written assurances in substance and form satisfactory to the Company and its counsel to the effect that you are acquiring the Common Stock underlying the Restricted Shares for your own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate to comply with federal and any applicable state and foreign securities laws. The Company intends to register the shares under the Plan on Form S-8 filed with the Securities and Exchange Commission.

7.	Withholding of Tax. To the extent that the grant, vesting or settlement of Restricted Stock results in the receipt of compensation by you with respect to which the Company or an affiliate has a tax withholding obligation pursuant to applicable law, you will make an election provided to you by the Company on whether you desire the Company to withhold Shares to pay the taxes, sell shares on behalf of you through a registered broker-dealer to satisfy the tax withholding obligation, deliver to the Company or the affiliate such amount of money as the Company or the affiliate may require to meet its withholding obligations under such applicable law, or make such other arrangements with the Company to satisfy the tax withholding requirement.

8.	Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, you agree, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, without limitation, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered by the Company. Electronic delivery may be via an electronic mail system of the Company or by reference to a location on a Company intranet to which you have access. You hereby consent to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and the Company agrees that your electronic signature is the same as, and shall have the same force and effect as, your manual signature.

9.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under you.

10.	Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Restricted Stock granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company.

11.	Independent Legal and Tax Advice. You have been advised, and you hereby acknowledge that you have been advised, to obtain independent legal and tax advice regarding this grant of Restricted Stock and the disposition of such shares, including, without limitation, the election available under Section 83(b) of the Code. The Board and the Company do not guarantee the Common Stock from loss or depreciation.

12.	Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

Please return this Agreement signed to the Company. The enclosed copy is for your records.

Agreed and accepted by Grantee	Goodrich Petroleum Corporation

	By:	Leslee M. Ranly
[Name of Grantee]		Title: VP-Human Resources and Administration